Exhibit (i)(8)

780 NORTH WATER STREET MILWAUKEE, WISCONSIN 53202-3590 TEL.414.273.3500 FAX.414.273.5198 www.GKLAW.COM

December 29, 2011

M&I Investment Management Corp.

111 East Kilbourn Avenue, Suite 200

Milwaukee, Wisconsin 53202

RE:	BMO Dividend Income Fund, BMO Monegy High Yield Bond Fund, BMO Pyrford International Stock Fund and BMO Pyrford Global Strategic Return Fund

Ladies and Gentlemen:

We have acted as Wisconsin corporate counsel for you in connection with the sale by Marshall Funds, Inc. (the “Company”) of an indefinite number of shares (the “Shares”) of common stock, $.0001 par value, of Series Y and Series I shares of (a) the BMO Dividend Income Fund, (b) the BMO Monegy High Yield Bond Fund, (c) the BMO Pyrford International Stock Fund and (d) the BMO Pyrford Global Strategic Return Fund (collectively, the “Funds”) in the manner set forth in the Registration Statement on Form N-1A (the “Registration Statement”) (and the Prospectus of the Funds included therein).

We have examined: (a) the Registration Statement (and the Prospectus of the Funds included therein), (b) the Company’s Articles of Incorporation and By-Laws, each as amended to date, (c) certain resolutions of the Company’s Board of Directors and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

Based on the foregoing, we are of the opinion that the Shares, when sold as contemplated in the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended (the “1933 Act”), or within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Godfrey & Kahn, S.C.
GODFREY & KAHN, S.C.